Exhibit 10.1

2017 LivaNova Short-Term Incentive Plan

On February 22, 2017, the Compensation Committee (the "Committee") of the Board of Directors of LivaNova Plc (the "Company") approved the Company's 2017 annual short-term incentive plan (the "2017 STIP").  The Company's chief executive officer, Damien McDonald, and chief financial officer, Vivid Sehgal, as well as one of its named executive officers, Jacques Gutedel, are eligible to participate in the 2017 STIP.1  In addition, our other executive officers, Douglas Manko and David Wise, will also participate in the 2017 STIP.

Under the 2017 STIP, each participant is eligible to receive a target bonus amount calculated as a percentage of base salary, as specified in the participants' employment agreements, copies of which are on file with the Securities and Exchange Commission, or as subsequently determined by the Committee.  The current target bonus percentage for each of the participants is as follows:

Target Bonus % of Base Salary
Mr. McDonald	100%
Mr. Sehgal	75%
Mr. Gutedel	75%
Mr. Manko	40%
Mr. Wise	70%

Payment of the target bonus amount is conditioned on the Company's achievement of certain financial objectives and, with the exception of our chief executive officer, each participant's achievement of an individual objective related to talent, as follows:

	Group Objectives		Regional Objectives		Talent Objective	Individual Objectives
	Adjusted Net Sales	Adjusted Net Income	Adjusted Net Sales	Adjusted Net Income
Mr. McDonald	60%	40%
Mr. Sehgal	45%	35%			20%
Mr. Gutedel	20%	10%	30%	20%	20%
Mr. Manko	15%	25%			9%	51%
Mr. Wise	45%	35%			20%

The funding for each financial objective is scaled for underachievement and overachievement of the objective, as follows:

Percent Achievement of Objective	Percent Funding for Objective
<95%	0%
95%	50%
Linear Interpolation: 1:10
100%	100%
Linear Interpolation: 1:3
125%	175%
>125%	175%

1 André-Michel Ballester is no longer employed by the Company.  Michel Darnaud is not eligible to participate in the 2017 STIP.

For example, if the Company achieves 110% of its Group Adjusted Net Sales objective and 98% of its Group Adjusted Net Income objective, then Mr. McDonald's bonus amount would be 110% of his base salary, calculated as follows.  For each 1% of the Company's overachievement of the Group Adjusted Net Sales objective, he receives an incremental 3% of achievement for this objective, resulting in an overachievement of 30% (= 10% x 3) and an achievement percentage for this objective equal to 78% (= 60% + (60% x 30%)).  For each 1% of underachievement of the Group Adjusted Net Income objective, he loses 10% of achievement for this objective, resulting in an underachievement of 20% (= 2% x 10) and an achievement percentage for this objective equal to 32% (= 40% ─ (40% x 20%)).  Thus, Mr. McDonald's total achievement percentage is 110% (= 78% + 32%), and his 2017 STIP payment would be 110% of his target bonus amount, or 110% (= 100% x 110%).

In the event that the Company fails to achieve all Group and Regional financial objectives applicable to any participant, that participant is nonetheless eligible to receive a payment for the portion of the participant's short-term incentive payment that is based on such Group and Regional financial objectives if shareholder value, as measured by the price of the Company's stock on the NASDAQ Stock Exchange, has increased by at least a threshold amount, as follows.

•
If the closing stock price (the "Measure Price") two business days after the earnings announcement for the year ended December 31, 2017 (the "Measure Date") is at least a specified price (the "Threshold Price"), the participant will be entitled to receive at least 50% of the portion of the participant's short-term incentive payment that is based on Group and Regional financial objectives.

•
If the Measure Price is at least a specified amount more than the Threshold Price (the "Upper Price"), the participant will be entitled to receive 100% of the portion of the participant's short-term incentive payment that is based on Group and Regional financial objectives; and

•
If the Measure Price falls between the Threshold Price and the Upper Price, the participant will be entitled to receive a portion of the participant's short-term incentive payment that is based on Group and Regional financial objectives equal to the sum of 50% and that portion of 50% determined by linear interpolation (the difference between the Measure Price and Threshold Price, divided by the specified amount, and then multiplied by 50%).

The table below shows the minimum and maximum achievement of the target short-term incentive payment under the 2017 STIP.

	Minimum	Maximum
Mr. McDonald	0%	175%
Mr. Sehgal	0%	160%
Mr. Gutedel	0%	160%
Mr. Manko	0%	130%
Mr. Wise	0%	160%